Exhibit 99.1

NEWS RELEASE

Comdisco To Sell U.S. Information Technology Leasing Business to Bay[4] Capital

Rosemont, IL, August 25, 2003: Comdisco Holding Company, Inc. (OTC:CDCO) today announced that it has agreed to sell the assets of its U.S. information technology leasing business to Florida-based Bay[4] Capital Partners, LLC. Under the terms of the sale agreement dated August 25, 2003, Comdisco will receive approximately $20 million in cash and Bay[4] will assume approximately $26 million in secured non-recourse debt to third parties. The company will also retain a secured non-recourse interest of approximately $25 million in certain other leases. In addition, the company will receive a note in the amount of approximately $42 million payable primarily from the realization of the residual value of the assets. Furthermore, the note will evidence the company’s right to share in the proceeds realized from the assets beyond the stated amount of the note. The company does not expect to recognize a significant gain or loss as a result of the closing of this transaction.

Also included in the sale to Bay[4] are certain Comdisco trademarks, which will be licensed back to Comdisco to allow its continued operations in accordance with its limited business purpose. The sale is subject to customary closing conditions, including the receipt of regulatory approvals and the funding of Bay[4]’s committed bank financing, and is expected to close no later than September 15, 2003.

About Comdisco

The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation. Within the next few years, it is anticipated that the company will have reduced all of its assets to cash and made distributions of all available cash to its common stock and contingent distribution rights holders in the manner and priorities set forth in the Plan. At that point, it is expected that the company will cease operations as a going concern and that no further distributions will be made.

Rosemont, IL-based Comdisco (www.comdisco.com) provided equipment leasing and technology services to help its customers maximize technology functionality and predictability, while freeing them from the complexity of managing their technology. Through its former Ventures division, Comdisco provided equipment leasing and other financing and services to venture capital backed companies.

About Bay[4]

Bay[4] Capital Partners, LLC, is a wholly owned subsidiary of Florida-based Bay[4] Capital, LLC, a leader in independent equipment leasing. Bay[4] Capital (www.bay4.com) delivers innovative, vendor-independent equipment leasing products, services and customer care solutions. The company’s suite of services maximizes customer asset values by providing a single source solution for the planning, financing, management and remarketing of equipment.

Safe Harbor

The foregoing contains forward-looking statements regarding Comdisco. They reflect the company’s current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases “expect,” “estimate,” and “anticipate” and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: uncertainties related to the company’s bankruptcy plan of reorganization; the company’s limited business purpose and the inherent uncertainty of its limited business plan; continuing volatility in the equity markets, which can affect the availability of credit and other funding sources to the high technology sector companies in the Ventures portfolio, resulting in the inability of those companies to satisfy their obligations in a timely manner and an increase in bad debt experience beyond current reserves; the company ‘s significant exposures to companies in the telecommunications, electronics, and other high technology industries that have been severely negatively impacted by the recent economic downturn; exposure to customer concentration risk; and exposure to foreign exchange rate fluctuations. Other risk factors are listed from time to time in the company’s SEC reports, including, but not limited to, the reports on Form 10-K for the fiscal year ended September 30, 2002, Form 10-Q for the quarter ended December 31, 2002, Form 10-Q for the quarter ended March 31, 2003 and Form 10-Q for the quarter ended June 30, 2003. Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Mary Moster (847) 518-5147 mcmoster@comdisco.com